SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

COBALIS CORP.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation or Organization)

91-1868007
(I.R.S. Employer Identification No.)

2445 McCabe Way, Suite 150, Irvine, California 92614
(Address of Principal Executive Offices)

Contracts, invoices and corporate resolution for the following: Product Manufacturing services provided by Matthew Clayton; Product Manufacturing services provided by Robert Mackie, EDGARization services provided by Ryan Neely of Format Inc.; Accounting services provided by William Hitchcock; Information Technology consulting and support provided by Mark Rumph; Litigation services provided by Andrew Callari; Product Design services provided by Vesna Petrovic, Medical advisory services for clinical trials provided by Lyndon Mansfield; Litigation services provided by David Filler; Litigation services provided by Catherine M. Rodriguez; and Litigation services provided by Kate Corrigan.

(Full Title of Plans)

Chaslav Radovich
2445 McCabe Way, Suite 150, Irvine, California 92614
(Name and Address of Agent for Service)

(949) 757-0001
(Telephone Number, including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.001 par value	111,416	$1.355	$150,968.70	$16.15

(1) Consists of shares issued pursuant to contracts and corporate resolutions for the following: Product Manufacturing services provided by Matthew Clayton; Product Manufacturing services provided by Robert Mackie, EDGARization services provided by Ryan Neely of Format, Inc.; Accounting services provided by William Hitchcock; Information Technology consulting and support provided by Mark Rumph; Litigation services provided by Andrew Callari; Product Design services provided by Vesna Petrovic; Medical advisory services for clinical trials provided by Lyndon Mansfield; Litigation services provided by David Filler; Litigation services provided by Catherine M. Rodriguez; Litigation services provided by Kate Corrigan.

(2) Estimated solely for the purpose of estimating the registration fee pursuant to Rule 457(c) promulgated pursuant to the Securities Act of 1933, on the basis of the average of the best bid and ask price of the Registrant's Common Stock as reported on the Over the Counter Bulletin Board on May 11, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The Registrant is offering the following shares of its common stock to the following individuals for their services performed on the Registrant’s behalf. The issuance of these shares is being made to the listed individuals for the services noted pursuant a duly adopted resolution adopted by the Board of Directors on April 17, 2006. The Board has equated the number of these shares to the value of the services provided by these individuals. The shares issued hereunder will not be subject to any resale restrictions. The agreements providing for the issuance are not qualified under ERISA. The following individuals will receive the number of shares listed next to their names in exchange for the specific services listed:

Recipient	Shares	Services
Matthew Clayton	7,500	Product Manufacturing
Robert Mackie	7,500	Product manufacturing
Ryan Neely	7,353	EDGARization services
William Hitchcock	8,730	Accounting services
Mark Rumph	4,000	Information Technology consulting and support
Andrew Callari	10,000	Litigation services
Vesna Petrovic	3,000	Product design
Lyndon Mansfield	20,000	Medical advisory services - clinical trials
David Filler	30,000	Litigation services
Catherine M. Rodriguez	10,000	Litigation services
Kate Corrigan	3,333	Litigation services
Total Shares:	111,416

The business development, legal, administrative and other services for which these shares are being issued are not in connection with any offer or sale of securities in a capital raising transaction and does not directly or indirectly promote or maintain a market for the securities of the Registrant.

Item 2. Registrant Information and Employee Plan Information.

The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of this registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate the following documents by reference in this Registration Statement:

(a) Our latest Quarterly Report on Form 10-QSB for the period ended December 31, 2005, filed with the Securities and Exchange Commission on February 14, 2006;

(b) Our Registration Statement on Form 10-SB file number 000-49620, filed on February 8, 2002 pursuant to Section 12 of the Exchange Act, and subsequent amendments, in which there is described the terms, rights and provisions applicable to our outstanding common stock; and

(c) All other documents filed by the company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article Six of our Articles of Incorporation provides, among other things, that our officers and directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or a director, except for liability:

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
•	for unlawful payments of dividends or unlawful stock purchase or redemption by us.

Our Bylaws and the Nevada Revised Statutes also provide for indemnification of directors and officers against certain liabilities. Pursuant to our Bylaws, our officers and directors are indemnified, to the fullest extent available under Nevada law, against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reason of the fact that he or she is or was one of our officers, directors, employees or agents. We may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by us. Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.
3.1	Articles of Incorporation*
3.2	Bylaws*
3.3	Amendment to Articles of Incorporation*
3.4	Amendment to Articles of Incorporation **
3.5	Amendment to Articles of Incorporation ***
4.1
Corporate resolution re Product Manufacturing services provided by Matthew Clayton; Product Manufacturing services provided by Robert Mackie; EDGARization services provided by Ryan Neely of Format, Inc.; Accounting services provided by William Hitchcock; Information Technology consulting and support provided by Mark Rumph; Litigation services provided by Andrew Callari; Product Design services provided by Vesna Petrovic; Medical advisory services for clinical trials provided by Lyndon Mansfield; Litigation services provided by David Filler; Litigation services provided by Catherine M. Rodriguez; Litigation services provided by Kate Corrigan.

4.2	Invoice for Product Manufacturing services provided by Matthew Clayton and Robert Mackie
4.3	Conversion agreement for product manufacturing services provided by Matthew Clayton and Robert Mackie
4.4	Invoice for EDGARization services provided by Ryan Neely of Format, Inc.
4.5	Conversion agreement for EDGARization services provided by Ryan Neely of Format, Inc.
4.6	Invoice for accounting services provided by William Hitchcock
4.7	Conversion agreement regarding invoice for accounting services provided by William Hitchcock
4.8	Invoice for Information Technology consulting and support provided by Mark Rumph
4.9	Conversion agreement regarding invoice for IT consulting and support provided by Mark Rumph
4.10	Conversion agreement regarding invoice for Litigation services provided by Andrew Callari
4.11	Invoice for product design services provided by Vesna Petrovic
4.12	Conversion agreement regarding invoice for product design services provided by Vesna Petrovic
4.13	Consulting agreement for medical advisory services for clinical trials provided by Lyndon Mansfield
4.14	Conversion agreement regarding consulting agreement for medical advisory services for clinical trials provided by Lyndon Mansfield
4.15	Invoice for legal services provided by David Filler
4.16	Conversion agreement regarding invoice for legal services provided by David Filler
4.17	Invoice for legal services provided by Catherine Rodriguez
4.18	Conversion agreement regarding invoice for legal services provided by Catherine Rodriguez
4.19	Invoice for legal services provided by Kate Corrigan
4.20	Conversion agreement regarding invoice for litigation services provided by Kate Corrigan
5	Opinion of Abrams Garfinkel Margolis Bergson, LLP
23.2	Consent of Kabani & Company.

* Previously filed as exhibits to Registration Statement on Form 10-SB filed on February 8, 2002.
** Previously filed as exhibit to Form 8-K filed on June 25, 2003.
*** Previously filed as exhibit to Form 8-K filed on July 8, 2004.
****Contained in its opinion filed as Exhibit 5 to this Registration Statement.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to specify in the prospectus any facts or events occurring after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information specified in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be specified in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is specified in periodic reports filed by the Company pursuant to the provisions of Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The company hereby undertakes that, for purposes of determining any liability pursuant to the Securities Act, each filing of the company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising pursuant to the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

The company, as the registrant hereunder, and each person whose signature appears below, hereby appoints Chas Radovich as attorney-in-fact, with full power of substitution, to execute, in the name and on behalf of the company and on behalf of each person, individually and in each capacity stated below, one or more post-effective amendments to this Registration Statement as the attorney-in-fact, and to file any such post-effective amendments to this Registration Statement with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Act, the company certifies it has reasonable grounds to believe that the company satisfies all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, California, on this 2nd day of May, 2006.

COBALIS CORP., a Nevada corporation

/s/ Chas Radovich
Chas Radovich President, Secretary, Chief Executive Officer,

/s/ Thomas Stankovich
Thomas Stankovich Treasurer, Chief Financial Officer

/s/ Ernest Armstrong
Ernest Armstrong, Chief Scientific Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 2, 2006, who are members of the Registrant’s board of directors and who shall administer and enforce the Consultant Agreements with the above named individuals.

/s/ Chaslav Radovich	/s/ Kevin Prendiville
Chaslav Radovich Director	Kevin Prendiville Director

/s/ Radul Radovich	/s/ Ernest Armstrong
Radul Radovich Director	Ernest Armstrong Director

/s/ Gerald Yakatan	/s/ Lawrence May
Gerald Yakatan Director	Lawrence May Director